EXHIBIT 99.1

Rhino Resource Partners LP Announces Third Quarter 2014 Financial and Operating Results

LEXINGTON, Ky., Oct. 30, 2014 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (NYSE:RNO) ("Rhino" or the "Partnership") announced today its financial and operating results for the quarter ended September 30, 2014. For the quarter, the Partnership reported a net loss of $8.9 million and Adjusted EBITDA of $1.8 million, compared to net income of $2.9 million and Adjusted EBITDA of $15.7 million in the third quarter of 2013. Diluted net loss per common unit was $0.30 for the quarter compared to diluted net income per unit of $0.10 for the third quarter of 2013. Total revenues for the quarter were $61.4 million, with coal sales generating $52.3 million of the total, compared to total revenues of $69.5 million and coal revenues of $59.6 million in the third quarter of 2013. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On October 20, 2014, the Partnership announced a cash distribution of $0.05 per common unit, or $0.20 per unit on an annualized basis. This distribution will be paid on November 14, 2014 to all common unit holders of record as of the close of business on October 30, 2014. No distribution will be paid on the subordinated units.

Chris Walton, President and Chief Executive Officer of Rhino's general partner, stated, "Our board made the decision to reduce the distribution to preserve the liquidity of the Partnership as the prolonged weakness in the coal markets has continued to adversely affect our cash flow. In conjunction with the distribution reduction, we have increased our focus on cost and productivity improvements at our ongoing core operations, along with a focus on reducing the carrying costs of our non-core and idled operations. We believe these actions will enhance the liquidity of Rhino while retaining the flexibility to continue making non-coal investments, which we believe will enhance the long-term value of the Partnership. Our balance sheet remains strong with relatively low debt levels and low legacy liabilities.

During the third quarter, we continued to experience many of the same problems that have been affecting nearly all coal companies. Market conditions remained weak with cool summer temperatures and lower gas prices. At Hopedale, poor rail service continues to constrain the shipments from this operation while costs remain higher than expected due to unexpected adverse geological conditions encountered in the new 7-seam reserve. In addition, development was slower than anticipated at our new Pennyrile mine due to unforeseen geological conditions, which caused our costs to be higher than anticipated for the quarter. Sales volumes were strong during the quarter at our Castle Valley operation and we completed additional long-term sales agreements through 2016 for coal from this operation.

For the fourth quarter, we expect Adjusted EBITDA from continuing operations to be approximately $3.0 million, which is an improvement over the second quarter results. We continue to evaluate our operations and the possible divestiture of certain assets that would lower our ongoing carrying costs.

Our Pennyrile mine had its first full quarter of production and shipments began in early July. The initial shipments are part of the base 800,000 ton per year contract and various test shipments were delivered during the quarter with additional customers that we expect will result in more long-term sales. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

Market conditions in Central Appalachia have remained challenging due to the weak met prices and the continued depressed prices in the steam market. Mine 28 resumed production at reduced levels during the quarter after being temporarily idled at the end of May due to a fire in a rail tunnel that shut off rail service. We have temporarily idled one other underground mine in Central Appalachia due to poor market conditions for coal from this operation.

Since completing the sale of our Utica oil and gas interests, we have kept debt levels relatively low with approximately $51 million drawn on the bank line at the end of the quarter. We currently have no planned growth capital expenditures, and the spending to develop Pennyrile is essentially complete. We anticipate cash flow to grow at Pennyrile, and expect costs to improve at Hopedale.

Our Castle Valley operation is sold out through 2016 and Hopedale is about 75% sold-out in 2015. We expect test burns to lead to additional sales at Pennyrile, and it could expand to a two section mine in mid-2015. In Central Appalachia, we have remained focused on safe operations while keeping costs as low as possible with reduced levels of production and sales."

Further, Walton stated, "We continue to encounter adverse mining conditions at Rhino Eastern that have adversely affected our costs at this location. We are taking appropriate measures and continue to implement cost improvements in the Eagle #3 mine."

In addition, Rhino announced today that David G. Zatezalo, Chairman of the Board of Directors of Rhino GP LLC, the general partner of Rhino, has announced his retirement from his position as Chairman. The Board of Directors of Rhino GP LLC voted to appoint Mark Zand, former Chairman and current director, as Chairman upon Mr. Zatezalo's departure.

Mr. Zand commented, "On behalf of the Board of Directors and Rhino employees, I would like to thank Dave for his leadership and knowledge during his years of service at Rhino. We wish Dave the best in his future endeavors."

Coal Operations Update

Pennyrile

  Completed first full quarter of production and the first barge shipments of coal were completed in early July. A total of 70,600 tons of clean coal was shipped.
  All shipments during the third quarter related to the five-year base sales contract for 800,000 tons per year. Additional coal barges for initial test burns have been shipped in October to other prospective long-term customers.
  The Pennyrile complex will mine a large, contiguous fully permitted, proven reserve of 32.6 million tons located on the navigable Green River in western Kentucky, with unique low cost access to a large customer base, including export markets.
  The development mining process was slowed due to unforeseen geologic problems, which required additional roof control installation. Since the slope was developed in the lowest cover portion of the reserve, mining conditions are expected to improve as mining progresses away from the slope bottom.

Northern Appalachia

  For the third quarter, year over year coal revenues per ton decreased $0.82 to $59.32 while cost of operations costs per ton rose by $16.17 to $60.05. At Hopedale, we continue to encounter adverse geological conditions as we advance into the 7-seam, which resulted in significantly higher per ton expense.
  Sales volume was 244,000 tons, versus 296,000 tons in the prior year and 252,000 tons in the prior quarter. Hopedale again experienced rail transportation issues during the quarter, which negatively impacted its results.
  Sands Hill has contracted additional sales with an existing customer that will increase its volumes into the fourth quarter of 2014 and into 2015. Limestone sales continued to be strong during the quarter.

Rhino Western

  Coal revenue per ton in the quarter increased to $41.06 versus $40.17 in the prior year and $42.43 in the prior quarter. Sales volume was 298,000 tons versus 241,000 tons in the prior year and 236,000 tons in the prior quarter.
  Cost of operations was $30.22 versus $31.83 in the prior year and $37.05 in the prior quarter. Costs improved sequentially as Castle Valley experienced favorable mining conditions.

Central Appalachia

  Coal revenue per ton was $67.83 versus $82.05 in the prior year and $71.94 in the prior quarter. Metallurgical coal revenue per ton was $74.90 versus $82.21 in the prior year and $79.12 in the prior quarter. Steam coal revenue was $64.81 per ton versus $81.96 in the prior year and $70.56 in the prior quarter. Sales volume was 330,000 tons in the quarter versus 391,000 in the prior year and 305,000 tons in the prior quarter.
  Cost of operations per ton in the quarter was $66.09 versus $64.53 in the prior year and $67.09 in the prior quarter.
  Rhino continues to focus on minimizing costs while fulfilling our sales commitments.

Eastern Met

  Coal revenue per ton was $98.47 versus $110.11 in the prior year and $97.33 in the prior quarter. Cost of operations per ton was $167.47 versus $115.18 in the prior year and $144.10 in the prior quarter. Sales volumes were 39,000 tons versus 62,000 tons in the prior year and 53,000 tons in the prior quarter.

Capital Expenditures

  Maintenance capital expenditures for the third quarter were approximately $4.2 million.
  Expansion capital expenditures for the third quarter were approximately $6.1 million, which consisted primarily of the development of Pennyrile, along with other internal development projects.

Sales Commitments

The table below displays Rhino's committed coal sales for the periods indicated.

	Q4 2014		Year 2015
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$ 54.23	470,417	$ 54.00	1,757,504
Rhino Western	$ 41.21	295,501	$ 37.56	1,000,000
Central Appalachia	$ 67.67	266,120	$ 63.00	75,240
Total	$ 53.97	1,032,038	$ 48.43	2,832,744

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership's performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino's proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership's operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership's calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino's effectiveness in obtaining favorable prices for the Partnership's product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended September 30, 2014 included:

  Adjusted EBITDA from continuing operations of $1.9 million and net loss from continuing operations of $8.8 million compared to Adjusted EBITDA from continuing operations of $14.5 million and net income from continuing operations of $2.2 million in the third quarter of 2013.  Including a net loss from discontinued operations of approximately $0.1 million, total net loss and Adjusted EBITDA for the three months ended September 30, 2014 were $8.9 million and $1.8 million, respectively. Both of the 2014 and 2013 figures also include $1.9 million and $0.8 million, respectively, of net loss from the Partnership's joint venture, Rhino Eastern LLC, which also contributes to the Partnership's consolidated Adjusted EBITDA.
  Basic and diluted net loss per common unit from continuing operations of $0.30 compared to basic and diluted net income per common unit from continuing operations of $0.07 for the third quarter of 2013. Including (loss)/income from discontinued operations, total basic and diluted net loss per common unit remained at $0.30 for the third quarter of 2014 compared to total basic and diluted net income per common unit of $0.10 for the third quarter of 2013.
  Coal sales were 0.9 million tons, which was relatively flat compared to the third quarter of 2013.
  Total revenues and coal revenues of $61.4 million and $52.3 million, respectively, compared to $69.5 million and $59.6 million, respectively, for the same period of 2013.
  Coal revenues per ton of $55.44 compared to $64.18 for the third quarter of 2013, a decrease of 13.6%.
  Cost of operations from continuing operations of $52.8 million compared to $50.1 million for the same period of 2013.
  Cost of operations per ton from continuing operations of $55.97 compared to $53.94 for the third quarter of 2013, an increase of 3.8%.

Total coal revenues decreased approximately 12.3% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the third quarter of 2014 compared to the same period of 2013, as well as the expiration of an above-market steam coal contract in Central Appalachia. Total dollars spent on cost of operations decreased year to year due to decreased production from ongoing weakness in the met and steam coal markets.  Rhino experienced increased cost of operations per ton during the quarter primarily due to increased per ton costs incurred in Northern Appalachia associated with adverse mining. These increases in per ton costs were partially offset by a decrease in Castle Valley's cost of operations per ton.

Results for the nine months ended September 30, 2014 included:

  Adjusted EBITDA from continuing operations of $12.7 million and net loss from continuing operations of $20.6 million compared to Adjusted EBITDA from continuing operations of $44.9 million and net income from continuing operations of $7.4 million for the nine months ended September 30, 2013.  Including income from discontinued operations of approximately $130.4 million, total net income and Adjusted EBITDA for the nine months ended September 30, 2014 were $109.8 million and $143.1 million, respectively. Income from discontinued operations consisted primarily of the gain of approximately $121.7 million from the sale of the Utica Shale oil and natural gas properties. Both of the 2014 and 2013 figures also include $4.6 million and $4.1 million, respectively, of net loss from the Partnership's joint venture, Rhino Eastern LLC, which also contributes to the Partnership's consolidated Adjusted EBITDA.
  Basic and diluted net loss per common unit from continuing operations of $0.70 compared to basic and diluted net income per common unit from continuing operations of $0.26 for the nine months ended September 30, 2013. Including income from discontinued operations, total basic and diluted net income per common unit was $3.70 for the nine months ended September 30, 2014 compared to total basic and diluted net income per common unit of $0.30 for the nine months ended September 30, 2013.
  Coal sales were 2.6 million tons compared to 2.8 million for the nine months ended September 30, 2013.
  Total revenues and coal revenues of $177.2 million and $150.4 million, respectively, compared to $209.6 million and $184.0 million, respectively, for the same period of 2013.
  Coal revenues per ton of $58.25 compared to $64.63 for the nine months ended September 30, 2013, a decrease of 9.9%.
  Cost of operations from continuing operations of $145.7 million compared to $156.3 million for the same period of 2013.
  Cost of operations per ton from continuing operations of $56.43 compared to $54.92 for the nine months ended September 30, 2013, an increase of 2.8%.

Total coal revenues decreased approximately 18.2% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets as mentioned above. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the first nine months of 2014 compared to the same period of 2013, as well as the expiration of an above-market steam coal contract in Central Appalachia. Total cost of operations decreased and cost of operations per ton increased because of the same factors discussed for the third quarter.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended September 30, 2014, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western, and Eastern Met (comprised solely of the Rhino Eastern joint venture with Patriot). The Partnership's new underground mine on its Pennyrile property in western Kentucky began production late in the second quarter of 2014 and had initial sales in the three months ended September 30, 2014. The operating results from this new mine have been included in the Partnership's Other category for segment reporting purposes since they are initially immaterial.

Beginning with 2013 year-end reporting, the Partnership had included a reportable business segment for its oil and natural gas activities since the total assets for these operations met the quantitative threshold for separate segment reporting. The Oil and Natural Gas segment included the Partnership's former Utica Shale properties and its current Cana Woodford activities as well as its Razorback drill pad construction operations and its Muskie joint venture to provide sand for fracking operations. Prior to 2013, the Partnership's oil and natural gas activities were included in its Other category for segment reporting purposes. Since the majority of the Partnership's oil and natural gas activities were in the Utica Shale and the Utica Shale financial results are now included in discontinued operations due to their sale, the segment data for the Partnership's remaining oil and natural gas activities has been included in the Other category for segment reporting purposes for 2014 and the 2013 comparable period since they are immaterial.

The Partnership accounts for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership's consolidated financial statements. The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Third Quarter 2014	Third Quarter 2013	% Change* 3Q14 / 3Q13	Year to Date 2014	Year to Date 2013	% Change* 2014 / 2013
Central Appalachia
Coal revenues	$22.4	$32.1	(30.2%)	$70.0	$98.8	(29.2%)
Total revenues	$27.8	$37.9	(26.7%)	$85.6	$114.0	(24.9%)
Coal revenues per ton*	$67.83	$82.05	(17.3%)	$70.91	$84.15	(15.7%)
Cost of operations	$21.8	$25.2	(13.6%)	$63.3	$79.5	(20.4%)
Cost of operations per ton*	$66.09	$64.53	2.4%	$64.12	$67.71	(5.3%)
Tons produced	0.324	0.409	(20.7%)	1.007	1.232	(18.3%)
Tons sold	0.330	0.391	(15.6%)	0.987	1.175	(15.9%)
Northern Appalachia
Coal revenues	$14.4	$17.8	(18.9%)	$45.4	$56.5	(19.6%)
Total revenues	$17.0	$20.0	(14.5%)	$53.3	$62.2	(14.2%)
Coal revenues per ton*	$59.32	$60.14	(1.4%)	$59.86	$58.79	1.8%
Cost of operations	$14.7	$13.0	12.6%	$43.2	$40.9	5.7%
Cost of operations per ton*	$60.05	$43.88	36.8%	$56.97	$42.59	33.8%
Tons produced	0.239	0.296	(19.4%)	0.708	0.953	(25.7%)
Tons sold	0.244	0.296	(17.7%)	0.758	0.959	(21.0%)
Rhino Western
Coal revenues	$12.3	$9.7	26.5%	$31.8	$28.7	10.9%
Total revenues	$12.3	$9.7	26.6%	$31.8	$28.7	10.9%
Coal revenues per ton*	$41.06	$40.17	2.2%	$41.56	$40.31	3.1%
Cost of operations	$9.0	$7.7	17.5%	$25.5	$22.9	11.2%
Cost of operations per ton*	$30.22	$31.83	(5.1%)	$33.29	$32.21	3.4%
Tons produced	0.275	0.241	13.8%	0.780	0.661	18.0%
Tons sold	0.298	0.241	23.8%	0.766	0.712	7.5%
Other**
Coal revenues	$3.2	$0.0	n/a	$3.2	$0.0	n/a
Total revenues	$4.3	$1.9	120.6%	$6.5	$4.7	36.8%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$7.3	$4.2	75.1%	$13.7	$13.0	5.6%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Tons produced	0.086	0.000	n/a	0.109	0.000	n/a
Tons sold	0.071	0.000	n/a	0.071	0.000	n/a
Total
Coal revenues	$52.3	$59.6	(12.3%)	$150.4	$184.0	(18.2%)
Total revenues	$61.4	$69.5	(11.7%)	$177.2	$209.6	(15.5%)
Coal revenues per ton*	$55.44	$64.18	(13.6%)	$58.25	$64.63	(9.9%)
Cost of operations	$52.8	$50.1	5.4%	$145.7	$156.3	(6.8%)
Cost of operations per ton*	$55.97	$53.94	3.8%	$56.43	$54.92	2.8%
Tons produced	0.924	0.946	(2.4%)	2.604	2.846	(8.5%)
Tons sold	0.943	0.928	1.5%	2.582	2.846	(9.3%)
Eastern Met 100% Basis †
Coal revenues	$3.9	$6.8	(43.4%)	$16.4	$20.6	(20.2%)
Total revenues	$3.9	$6.9	(42.8%)	$16.6	$20.7	(19.5%)
Coal revenues per ton*	$98.47	$110.11	(10.6%)	$97.98	$111.88	(12.4%)
Cost of operations	$6.6	$7.1	(8.0%)	$22.2	$25.2	(12.0%)
Cost of operations per ton*	$167.47	$115.18	45.4%	$132.06	$136.66	(3.4%)
Net income/(loss)	($3.8)	($1.5)	(147.7%)	($9.1)	($8.0)	(12.8%)
Partnership's portion of net income/(loss)	($1.9)	($0.8)	(147.7%)	($4.6)	($4.1)	(12.8%)
Tons produced***	0.038	0.064	(40.9%)	0.157	0.143	10.2%
Tons sold***	0.039	0.062	(36.7%)	0.168	0.184	(8.9%)

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes initial results for Rhino's new Pennyrile mine, as well as results for Rhino's ancillary businesses. The activities performed by Rhino's ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager. The Partnership's consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method. The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership's Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)**	Third Quarter 2014	Third Quarter 2013	% Change* 3Q14 / 3Q13	Year to Date 2014	Year to Date 2013	% Change* 2014 / 2013
Met coal tons sold	98.9	138.5	(28.6%)	234.4	450.2	(47.9%)
Steam coal tons sold	230.9	252.3	(8.5%)	753.1	724.4	4.0%
Total tons sold	329.8	390.8	(15.6%)	987.5	1,174.6	(15.9%)

Met coal revenue	$7,404	$11,382	(35.0%)	$18,306	$41,700	(56.1%)
Steam coal revenue	$14,966	$20,681	(27.6%)	$51,716	$57,140	(9.5%)
Total coal revenue	$22,370	$32,063	(30.2%)	$70,022	$98,840	(29.2%)

Met coal revenues per ton	$74.90	$82.21	(8.9%)	$78.09	$92.63	(15.7%)
Steam coal revenues per ton	$64.81	$81.96	(20.9%)	$68.67	$78.88	(12.9%)
Total coal revenues per ton	$67.83	$82.05	(17.3%)	$70.91	$84.15	(15.7%)

Met coal tons produced	60.6	160.4	(62.2%)	249.2	450.1	(44.6%)
Steam coal tons produced	263.4	248.2	6.2%	757.4	782.4	(3.2%)
Total tons produced	324.0	408.6	(20.7%)	1,006.6	1,232.5	(18.3%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

** Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Third Quarter 2014 Financial and Operational Results Conference Call

Rhino's third quarter 2014 financial and operational results conference call is scheduled for today at 10:00 am Eastern time. Participants should call 877-703-6105 (United States/Canada) or 857-244-7304 (International) and utilize the confirmation code 27769882. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under 'Investor Relations'.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 21623938. The recording will be available from 12:30 pm (ET) on Thursday, October 30, 2014 through Thursday, November 6, 2014 at 11:59 p.m. (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford"). Wexford is an SEC registered investment advisor with over $4 billion of assets under management. Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. Through Wexford's extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites – RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading "Coal Operations Update." These forward-looking statements are based on Rhino's current expectations and beliefs concerning future developments and their potential effect on Rhino's business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino's control or ability to predict. Therefore, actual results and developments could materially differ from Rhino's historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino's ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino's ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino's ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino's estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino's ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino's dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino's mines; defects in title in properties that Rhino owns or losses of any of Rhino's leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino's actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013
(in thousands)
	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 275	$ 423
Accounts receivable, net of allowance	22,209	25,461
Inventories	18,563	18,580
Prepaid expenses and other	5,243	4,751
Current assets held for sale	--	454
Total current assets	46,290	49,669
Net property, plant & equipment, incl coal properties, mine development and construction costs	439,449	424,990
Investment in unconsolidated affiliates	24,844	21,243
Other non-current assets	15,636	16,368
Non-current assets held for sale	--	55,497
TOTAL	$ 526,219	$ 567,767
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 13,240	$ 17,710
Current portion of long-term debt	410	1,024
Accrued expenses and other	20,072	22,515
Current liabilities held for sale	--	5,241
Total current liabilities	33,722	46,490
NON-CURRENT LIABILITIES:
Long-term debt	53,716	170,022
Asset retirement obligations	31,966	32,837
Other non-current liabilities	23,781	22,006
Non-current liabilities held for sale	--	41
Total non-current liabilities	109,463	224,906
Total liabilities	143,185	271,396
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	368,870	283,339
General partner	12,209	10,801
Accumulated other comprehensive income	1,955	2,231
Total partners' capital	383,034	296,371
TOTAL	$ 526,219	$ 567,767

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
REVENUES:
Coal sales	$ 52,260	$ 59,569	$ 150,403	$ 183,946
Other revenues	9,099	9,932	26,784	25,635
Total revenues	61,359	69,501	177,187	209,581
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	52,758	50,066	145,686	156,303
Freight and handling costs	555	341	1,219	894
Depreciation, depletion and amortization	9,627	9,955	27,789	29,952
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,125	4,678	14,382	15,161
(Gain) loss on sale/disposal of assets—net	402	(609)	(468)	(10,301)
Total costs and expenses	67,467	64,431	188,608	192,009
INCOME FROM OPERATIONS	(6,108)	5,070	(11,421)	17,572
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(854)	(2,069)	(4,800)	(5,848)
Interest income and other	3	--	272	--
Equity in net income (loss) of unconsolidated affiliate	(1,905)	(852)	(4,708)	(4,300)
Total interest and other (expense)	(2,756)	(2,921)	(9,236)	(10,148)
NET (LOSS)/INCOME BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(8,864)	2,149	(20,657)	7,424
NET (LOSS)/INCOME FROM CONTINUING OPERATIONS	(8,864)	2,149	(20,657)	7,424
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations	(43)	728	130,416	1,174
NET (LOSS)/INCOME	$ (8,907)	$ 2,877	$ 109,759	$ 8,598

General partner's interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (177)	$ 43	$ (413)	$ 149
Net (loss)/income from discontinued operations	(1)	15	2,608	23
General partner's interest in net (loss)/income	$ (178)	$ 58	$ 2,195	$ 172
Common unitholders' interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (4,983)	$ 1,174	$ (11,610)	$ 4,033
Net (loss)/income from discontinued operations	(28)	455	73,292	638
Common unitholders' interest in net (loss)/income	$ (5,011)	$ 1,629	$ 61,682	$ 4,671
Subordinated unitholders' interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (3,704)	$ 932	$ (8,634)	$ 3,242
Net (loss)/income from discontinued operations	(14)	258	54,516	513
Subordinated unitholders' interest in net (loss)/income	$ (3,718)	$ 1,190	$ 45,882	$ 3,755
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss)/income per unit from continuing operations	$ (0.30)	$ 0.07	$ (0.70)	$ 0.26
Net (loss)/income per unit from discontinued operations	(0.00)	0.03	4.40	0.04
Net (loss)/income per common unit, basic	$ (0.30)	$ 0.10	$ 3.70	$ 0.30
Subordinated units
Net (loss)/income per unit from continuing operations	$ (0.30)	$ 0.07	$ (0.70)	$ 0.26
Net (loss)/income per unit from discontinued operations	(0.00)	0.03	4.40	0.04
Net (loss)/income per subordinated unit, basic	$ (0.30)	$ 0.10	$ 3.70	$ 0.30
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss)/income per unit from continuing operations	$ (0.30)	$ 0.07	$ (0.70)	$ 0.26
Net (loss)/income per unit from discontinued operations	(0.00)	0.03	4.40	0.04
Net (loss)/income per common unit, diluted	$ (0.30)	$ 0.10	$ 3.70	$ 0.30
Subordinated units
Net (loss)/income per unit from continuing operations	$ (0.30)	$ 0.07	$ (0.70)	$ 0.26
Net (loss)/income per unit from discontinued operations	(0.00)	0.03	4.40	0.04
Net (loss)/income per subordinated unit, diluted	$ (0.30)	$ 0.10	$ 3.70	$ 0.30

Distributions paid per limited partner unit (1)	$ 0.445	$ 0.445	$ 1.335	$ 1.335
Weighted average number of limited partner units outstanding, basic:
Common units	16,681	15,609	16,673	15,422
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,681	15,621	16,682	15,430
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units for the three and nine months ended September 30, 2014 and 2013.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership's portion of Rhino Eastern's net income that is recognized as a single line item in its financial statements is affected by these expense items. Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino's results.

($ in millions)	Third Quarter 2014	Third Quarter 2013	Year to Date 2014	Year to Date 2013
Net income (loss) from continuing operations	$ (8.8)	$ 2.2	$ (20.6)	$ 7.4
Plus:
Depreciation, depletion and amortization (DD&A)	9.6	9.9	27.8	30.0
Interest expense	0.8	2.1	4.8	5.8
EBITDA from continuing operations **	$ 1.7	$ 14.2	$ 12.0	$ 43.2
Plus: Rhino Eastern DD&A-51%	0.2	0.3	0.7	0.7
Plus: Rhino Eastern interest expense-51%	--	--	--	--
Plus: Non-cash write-off of mining equipment (1)	--	--	--	1.0
Adjusted EBITDA from continuing operations	1.9	14.5	12.7	44.9

Net (loss)/income from discontinued operations	(0.1)	0.7	130.4	1.2
DD&A included in net income from discontinued operations	--	0.5	--	1.3
Adjusted EBITDA	$ 1.8	$ 15.7	$ 143.1	$ 47.4

** Totals may not foot due to rounding

(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia.  Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

	Three Months Ended September 30		Nine Months Ended September 30
($ in millions)	2014	2013	2014	2013
Net cash provided by operating activities	$ 3.7	$ 11.1	$ 17.3	$ 40.2
Plus:
Increase in net operating assets	--	3.2	--	--
Gain on sale of assets	--	0.6	130.6	10.3
Amortization of deferred revenue	0.6	0.4	1.3	1.1
Amortization of actuarial gain	0.1	--	0.3	0.1
Interest expense	0.8	2.1	4.8	5.8
Equity in net income of unconsolidated affiliate	--	--	--	--
Less:
Decrease in net operating assets	0.2	--	2.9	4.0
Accretion on interest-free debt	--	--	--	0.1
Amortization of advance royalties	0.1	0.1	0.2	0.1
Amortization of debt issuance costs	0.2	0.3	1.9	0.9
Loss on retirement of advanced royalties	0.2	--	0.2	--
Loss on sale of assets	0.4	--	--	--
Equity-based compensation	0.1	0.2	0.3	0.6
Accretion on asset retirement obligations	0.5	0.6	1.7	1.8
Equity in net loss of unconsolidated affiliates	1.9	0.8	4.7	4.3
EBITDA	1.6	15.4	142.4	45.7
Plus: Rhino Eastern DD&A-51%	0.2	0.3	0.7	0.7
Plus: Rhino Eastern interest expense-51%	--	--	--	--
Plus: Non-cash write-off of mining equipment (1)	--	--	--	1.0
Adjusted EBITDA	1.8	15.7	143.1	47.4

Less: Net (loss)/income from discontinued operations	(0.1)	0.7	130.4	1.2
Less: DD&A included in net income from discontinued operations	--	0.5	--	1.3
Adjusted EBITDA from continuing operations †	$ 1.9	$ 14.5	$ 12.7	$ 44.9

(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

CONTACT: Investor Contacts:
         Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com